Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR

2010 FINANCIAL RESULTS

ADDISON, Texas, March 31, 2011 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the fourth quarter and full year ended December 31, 2010.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2010	2009	2010	2009

Gross written premium	$70.5	$81.9	$353.9	$367.8
Revenue	75.5	110.8	425.8	456.2
Net loss	(50.2)	(37.3)	(88.9)	(38.9)
Net loss per diluted share	(3.26)	(2.42)	(5.77)	(2.52)
Book value per share			6.04	11.89

Gary Kusumi, named Chief Executive Officer on October 1, 2010 and Chairman of the Board on January 31, 2011, commented, “The 2010 results are unacceptable, extremely disappointing and the result of poor execution in key aspects of our business. The majority of the 2010 negative results are related to the performance of our subsidiary insurance companies. Several specific factors contributed to the 2010 losses, including most significantly: reserve estimates that resulted in inadequate pricing of our insurance products; unacceptable loss ratios in our independent agent distribution channel; a lack of strong underwriting controls, particularly with respect to proof of discounts for our insurance products; and weak performance of our claims unit, resulting in part from significant changes to the claims processing procedures and methodology.

“These issues were not created overnight and will be addressed by decisions relying upon better structure, discipline and metrics. In the second half of 2010, we developed a more disciplined data-based operating approach that has helped us identify the issues we face. We have taken these issues head on with critical focus on ensuring the viability of the Company on a long-term basis and returning to profitability and stability. To address the losses resulting from inadequate pricing and poor underwriting, we significantly strengthened reserves in 2010. To ensure adequate capital to support our premium writings, we entered into two quota share reinsurance agreements with a highly rated carrier, one for the fourth quarter of 2010 and one for the full year 2011. To provide appropriate flexibility with respect to the meeting the debt covenants in our Credit Agreement for our senior debt, we engaged our lenders in negotiations, which resulted in an amendment to our Credit Agreement as of March 30, 2011. Finally, we worked closely and communicated directly with our regulators to address any regulatory issues resulting from the Company’s 2010 performance and to clearly communicate our plan to address the current situation and return to profitability.

“We also have taken significant additional actions, which we believe will lead to improved financial performance for 2011 and beyond. These actions include:

•	In the second half of 2010 and into 2011, we raised rates in every state to address underwriting profitability, without excessively impacting top-line revenue.

•	We improved our underwriting controls. Some of our actions include requiring proof that discounts provided are legitimate and enhancing driving record verification.

•	We either suspended or curtailed production for a number of unprofitable independent agent relationships and reduced commission fees.

•

We instituted an emphasis on operating discipline within the claims organization to ensure the right amount is paid on every claim. In March 2011, we also hired a new Chief Claims Officer, Kevin Yoo, a former senior claims officer from Progressive, a competitor and industry leader in our segment. We expect significant improvements in our claims operations under Mr. Yoo’s leadership.

•

We reduced expenses, especially overhead expenses to appropriately align the expense base with revenues. Due to our price increases, strengthening of underwriting controls and independent agent actions, we expect premium revenue will be lower in 2011. We need to right size the business for this new level of revenue. In 2011, we will continue to reduce expenses where necessary and appropriate.

•

We will be introducing a multi-variate insurance product for new business in our four largest states (Louisiana, Alabama, Texas and Illinois) in 2011. The new product should allow us to provide better pricing based on customer segmentation and reduce the risk of adverse selection. We believe the new multi-variate product will result in a 10 to 12 point loss ratio improvement while maintaining our price competitiveness in the marketplace.

“Although we have struggled in our insurance operations, the retail distribution business remains profitable and increased the number of customers served during the year. Our sales of third-party carrier products in the stores increased substantially. We will continue to improve the performance of our retail distribution network as a foundation for future growth after we return to profitability.

“While I am extremely disappointed in our 2010 results, I am confident and optimistic that the actions we have taken and the changes we are making will significantly improve our financial results. It is simply a matter of disciplined and relentless execution of our plan.”

Operating Performance

•

Gross premiums written for the fourth quarter of 2010 were $70.5 million, a decrease of $11.4 million, or 13.9% from the fourth quarter of 2009. For 2010, gross premiums written were $353.9 million, a decrease of $13.9 million, or 3.8%, compared with 2009. Declines in both periods were due to the pricing and underwriting actions previously mentioned.

•

Total revenues for the fourth quarter of 2010 were $75.5 million, a 31.8% decrease from the fourth quarter of 2009. Total revenues for 2010 decreased $30.5 million, or 6.7%, to $425.8 million from $456.2 million for 2009. These decreases were primarily due to the effect of a 40% quota share reinsurance agreement put in place during the fourth quarter of 2010 that covered both unearned premium as of September 30, 2010 as well as new premium production in the fourth quarter.

•

Losses and loss adjustment expenses for the fourth quarter of 2010 increased $18.1 million, or 27.2%, to 159.1% of net earned premium (the loss ratio), compared with a loss ratio of 74.2% in the fourth quarter of 2009. Losses and loss adjustment expenses for 2010 increased $24.5 million, or 8.5%, compared with 2009. The loss ratio was 93.8% in 2010, compared with 78.9% in 2009. The increases in loss and loss adjustment expenses were primarily due to increased losses from our Texas and Michigan businesses as well as significantly increased severity, which was primarily due to the claims transformation project that began in the fourth quarter of 2009.

•

Selling, general and administrative expenses decreased $11.8 million in the fourth quarter of 2010, or 26.3%, to $33.1 million, compared with $45.0 million in the fourth quarter of 2009. This decrease was primarily due to ceding commissions from the quota share agreement put in place in the fourth quarter of 2010. In 2010, selling, general and administrative expenses increased $4.2 million, or 2.6%, compared with 2009. This increase primarily related to compensation expense, including severance, which was partially offset by ceding commissions on the quota share agreement effective in the fourth quarter of 2010.

Contact:	Michael J. McClure
Executive Vice President and Chief Financial Officer
(630) 560-7205
Michael.mcclure@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

	December 31,
	2010	2009
Revenues
Net premiums earned	$333,267	$365,416
Commission income and fees	83,508	79,368
Net investment income	4,926	9,441
Net realized gains (losses)	10,632	2,827
Other income (loss)	(6,566)	(817)

Total revenues	425,767	456,235

Expenses
Losses and loss adjustment expenses	312,669	288,204
Selling, general and administrative expenses	166,916	162,688
Depreciation and amortization	9,622	9,475

Total expenses	489,207	460,367

Operating income (loss)	(63,440)	(4,132)
Gain on extinguishment of debt	—	19,434
Loss on interest rate swaps	(961)	(6,412)
Interest expense	22,782	23,542

Income (loss) from continuing operations before income tax expense	(87,183)	(14,652)
Income tax expense (benefit)	1,748	22,394

Income (loss) from continuing operations	(88,931)	(37,046)

Discontinued operations
Loss from operations (including loss on disposal of $961 in 2009)	—	(1,835)

Loss from discontinued operations	—	(1,835)

Net income (loss)	$(88,931)	$(38,881)

Basic income (loss) per common share:
Continuing operations	$(5.77)	$(2.40)
Discontinued operations	—	(0.12)

Net income (loss)	$(5.77)	$(2.52)

Diluted income (loss) per common share:
Continuing operations	$(5.77)	$(2.40)
Discontinued operations	—	(0.12)

Net income (loss)	$(5.77)	$(2.52)

Weighted average common shares outstanding:
Basic	15,414	15,415

Diluted	15,414	15,415